Exhibit 10.1

ASSIGNMENT AND ASSUMPTION OF

LEASE

This Assignment and Assumption of Lease (“Agreement”) is made this 29th day of July, 2014, by and between SCIQUEST, INC., a Delaware corporation, as assignor (“Assignor”) and TRIALCARD INCORPORATED, a North Carolina corporation, as assignee (“Assignee”).

WITNESSETH

WHEREAS, Duke Realty Limited Partnership, an Indiana limited partnership, (“Original Landlord”) as predecessor-in-interest to ERGS II REO Owner, LLC, a Delaware corporation (“Landlord”), and Assignor entered into that certain Office Lease dated May 17, 2005, as amended by that certain First Amendment dated February 21, 2008, that certain Second Amendment dated February 27, 2008, that certain Third Amendment dated October 20, 2010, that certain Fourth Amendment dated June 6, 2011, and that certain Fifth Amendment dated October 3, 2011, and that certain Sixth Amendment to Office Lease Agreement dated February 8, 2012, and that certain Seventh Amendment to Lease entered into contemporaneously with this Agreement (collectively, the “Lease”), in which Original Landlord leased to Assignor and Assignor leased from Original Landlord, premises that have been expanded from time to time in the building located at 6501 Weston Parkway, Cary, North Carolina 27513 (the “Building”), and currently consist of approximately 60,503 rentable square feet known as Suite 100 and Suite 200 and are shown on the floor plan attached hereto as Exhibit “A” and by this reference incorporated herein (the “Premises”);

WHEREAS, subject to the terms of this Agreement, Assignor desires to assign all its right, title and interest in the Lease to Assignee, and Assignee desires to accept such assignment and assumed the obligations of Assignor under the Lease; and

WHEREAS, Assignee leases from Landlord other space in the Building pursuant to that certain Office Lease Agreement dated August 26, 2002, as the same has been amended from time to time (“Assignee’s Existing Space”).

NOW, THEREFORE, in consideration of the mutual promises herein contained and other good and valuable consideration, receipt and sufficiency of which is acknowledged by the parties, Assignor and Assignee agree as follows:

1.     Terms.  All capitalized terms not otherwise defined in this Agreement shall have the meanings ascribed to them in the Lease.

2.      Assignment.  Assignor hereby assigns and transfers all its right, title and interest in the Lease to Assignee to have and to hold the same from August 4, 2014 (the “Effective Date”), through the end of the Lease Term (the “Assignment Term”), subject to all the terms, covenants, conditions and a provisions contained in this Agreement and the Lease.

3.      Acceptance.  Assignee accepts the Assignment and assumes and agrees to perform, throughout the Assignment Term as a direct obligation to Landlord, all of the terms, covenants, conditions, obligations, agreements and provisions under the Lease on the part of “Tenant” to be kept (including, without limitation, as the same relate to parking and the supplemental HVAC related to the Premises that is located in the server room), as though the Assignee were the original signatory to the Lease as the tenant thereunder, subject to the amendments set forth herein.  Without limiting the generality of the foregoing, throughout the Assignment Term, Assignee shall make all payments of Minimum Annual Rent, Additional Rent and all other sums when due under the Lease in accordance with the terms of the Lease and shall send the same directly to Landlord as provided in the Lease.  Assignee agrees to look solely to Landlord for the performance of all of Landlord’s obligations under the Lease, including, without limitation, the provision of services.  Assignee acknowledges that it has been provided with and has reviewed a copy of the Lease.

4.      Early Access.  Following execution of this Agreement, Assignor shall allow Assignee reasonable access to the Premise to inspect the FF&E (as defined below) to determine the working condition of such FF&E.  Assignor shall give Assignee or its designees access to the Premises four (4) weeks prior to the Effective Date for the purpose of preparing the Premises for Assignee’s occupancy.  During any such early access pursuant to this Section 4, Assignee may not conduct any of its normal business operations from the Premises and Assignor will still have the right to occupy the Premises.  Any such early access pursuant to this Section 4 shall be coordinated through Assignor’s facilities manager and shall be made in a manner that minimizes disruption to Assignor’s continued use and occupancy of the Premises and activities in vacating the Premises in anticipation of delivering the same to Assignee.  Except as provided herein, Assignee’s early access pursuant to this Section 4 shall be under all of the terms and conditions of this Agreement and the Lease, including, without limitation, the obligation for Assignee to maintain insurance as required by the Lease.

5.      Conditions of Assignment.  This Agreement is conditioned upon and shall not be effective until (i) Landlord, Assignor and Assignee execute and deliver to Landlord that certain Landlord Consent, and (ii) Landlord and Assignor enter into that certain Seventh Amendment to Lease being negotiated contemporaneously with this Agreement.

6.      Security Deposit.  Prior to August 4, 2014, Assignee shall deposit $42,744.46 with Landlord to be held as the Security Deposit under the Lease.

7.      Premises Rent Prepayment.  Assignor shall pay to Assignee an amount equal to $20,098.20 (the “Additional Rental Adjustments Payment Prepayment”) as an estimate of the amount of Additional Rental Adjustments Payments due and payable during the period between August 1, 2014, and January 31, 2017 (the “Additional Rental Prepayment Period”).  In the event that the actual amounts of Additional Rental Adjustments Payments due and payable during such Additional Rental Prepayment Period, in the aggregate, exceed the Additional Rental Adjustments Payment Prepayment and Assignee is required to pay Landlord any such difference, Assignor shall reimburse Assignee any such amounts of Additional Rental Adjustments Payments paid to Landlord pursuant to the Lease in excess of the Additional Rental Adjustments Payment Prepayment for such Additional Rental Prepayment Period within fifteen (15) days of Assignee’s written demand and reasonable documentation that such amounts were due and paid and applicable to the period described above.

Effective as of August 4, 2014, and notwithstanding anything to the contrary in this Section 7, Assignee shall be solely responsible for the cost of any Additional Rent not constituting Additional Rental Adjustment Payment, including, without limitation, any additional services requested from Landlord (e.g., after hours HVAC, special cleaning services, etc.) that are considered to be “over and above” the standard full-service amenities provided for in the Lease.  Any such cost for additional services will not be included in the calculation of the actual amount of the Additional Rental Adjustments paid by Assignee under the Lease as set forth above.

8.     Assignor Indemnity.  Assignor hereby agrees to protect, indemnify and hold harmless Assignee, its legal representatives, successors and assigns from any and all losses, damages, expenses, fees (including, without limitation, reasonable attorneys’ fees), court costs, suits, judgments, liability, claims and demands whatsoever in law or in equity, incurred or suffered by Assignee, its legal representatives, successors and assigns or any of them arising out of (i) the failure of the Assignor to observe and perform the obligations of Assignor contained in this Agreement or (ii) any claims related to the Lease or a default thereunder by “Tenant” or any claims related to the Premises relating, in each case, to events, acts or omission occurring or obligations arising prior to the Effective Date.

9.     Assignee Indemnity.  Assignee hereby agrees to protect, indemnify and hold harmless Assignor, its legal representatives, successors and assigns from any and all losses, damages, expenses, fees (including, without limitation, reasonable attorneys’ fees), court costs, suits, judgments, liability, claims and demands whatsoever in law or in equity, incurred or suffered by Assignor, its legal representatives, successors and assigns or any of them arising out of or in connection with (i) the failure of the Assignee to observe and perform the obligations of Assignee contained in this Agreement or (ii) any claims related to the Lease or a default thereunder by “Tenant” or any claims related to the Premises relating, in each case, to events, acts or omission occurring or obligations arising on or after to the Effective Date.

10.   Condition.  As of the Effective Date, Assignee accepts the condition of the Premises in its current “AS-IS” condition with no representations or warranties on the part of Landlord or Assignor, express or implied, and no obligation for Landlord or Assignor to make any improvements, modifications, or alterations to the Premises.

11.    FF&E.  Assignor hereby quitclaims to Assignee on or after the Effective Date all of its right, title and interest in and to the furniture, fixtures and equipment identified on Exhibit “B” attached hereto and by this reference incorporated herein (the “FF&E”). Assignee accepts the FF&E in its current “as-is” condition with no representations and warranties from Assignor, express or implied, and Assignee shall be solely responsible for the FF&E, including, without limitation, its removal from the Premises, for all periods on or after the Effective Date.

12.   Signage.  Assignor shall remove, at is sole cost and expense, its suite signage and lobby directional signage for the Premises.  Assignee will be responsible for providing, at its sole cost and expense and subject to Landlord’s approval, its own building standard suite signage and lobby directional signage for the Premises.

13.   Broker.  Assignee and Assignor represent and warrant to each other that each has not engaged a broker in connection with this Agreement, except for Synergy Commercial Advisors, who has represented Assignor and Assignee, who shall be paid a commission by Assignor pursuant to a separate agreement.  Each party agrees to indemnify and hold the other harmless from any and all liability, loss, cost, claim, damage or expense, including, without limitation, reasonable attorneys’ fees and costs, arising out of a breach of the representations set forth in this Section 12.

14.   Notices.  Any notices to be delivered between Assignor and Assignee with respect to this Agreement shall be in writing and shall be deemed to be duly given only if sent by (i) personal delivery, or (ii) nationally recognized overnight delivery service to the addresses set forth below, or to such other addresses as may be specified by written notice delivered in accordance herewith.  All such notices or communications shall be deemed delivered, given, and received upon actual receipt (by personal delivery) or when the return receipt therefor is signed, or refusal to accept the mailing by the addressee as noted thereon by recognized overnight courier.

Assignor:	3020 Carrington Mill Blvd.
Suite 100
Morrisville, NC 27560
Attention: Jennifer Kaelin

with a copy to the following:	3020 Carrington Mill Blvd.
Suite 100
Morrisville, NC 27560
Attention: Legal

Assignee:	6501 Weston Parkway
Suite 370
Cary, North Carolina 27513
Attention: Justin Brewer

From and after the Effective Date, Landlord shall give any notices to “Tenant” under the Lease to Assignee at the address set forth above.

15.   Miscellaneous.  This Agreement may be executed in two (2) or more counterpart copies, all of which counterparts shall have the same force and effect as if all parties hereto had executed a single copy of this Agreement. Signed counterparts of this Agreement may be delivered by facsimile or by scanned image.  This Agreement: (a) shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors, representatives, executors, administrators, transferees and assigns (except as expressly otherwise provided in the Lease); (b) may only be modified by a writing executed by the parties hereto; and (c) shall be governed by and construed in accordance with the laws of the State of North Carolina.  Each party to this Agreement shall execute all instruments and documents and take such further action as may be reasonably required to effectuate the purposes of this Agreement.   The invalidity of any portion of this Agreement shall not have any effect on the balance hereof. The headings for the various Paragraphs herein are for reference only and are not part of this Agreement.  Should either party employ attorneys to enforce any of the provisions hereof, the party losing in any final judgment agrees to pay the prevailing party all reasonable costs, charges and expenses, including reasonable attorneys’ fees, expended or incurred in connection therewith.

16.   Authority.  Assignor and Assignee each represent and warrant to one another that: (i) the execution, performance and delivery of this Agreement by such party does not violate any provision in its Charter or By-Laws, or any indenture, document, agreement or other instrument that is or may be binding upon such party, and has been duly and validly authorized and approved by any required corporate action of such party; (ii) it is their intention that the obligations of such party under this Agreement be legal, valid, binding and enforceable against such party in accordance with its terms; and (iii) the person executing this Agreement on behalf of each such party has the requisite power and authority to so execute, perform and deliver same.

[Signature Page Follows]

IN WITNESS WHEREOF, Assignor and Assignee have executed the instrument the date first above written.

ASSIGNOR:
SCIQUEST, INC., a Delaware corporation
By:	/s/ Jennifer Kaelin
Name:	Jennifer Kaelin
Title:	VP Finance

ASSIGNEE:
TRIALCARD INCORPORATED, a North Carolina corporation
By:	/s/ Justin K. Brewer
Name:	Justin K. Brewer
Title:	VP of Accounting and Finance

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